Exhibit 99.1

February 14, 2024	Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
856-955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com
AMERICAN WATER REPORTS STRONG 2023 RESULTS
AFFIRMS LONG-TERM GROWTH TARGETS
INCREASES 2024 EPS GUIDANCE RESULTING FROM NOTE RESTRUCTURING

•2023 earnings of $4.90 per share, compared to $4.51 per share in 2022
◦2023 weather-normalized earnings of $4.77 per share, compared to $4.45 per share in 2022
•Invested $2.7 billion in capital in 2023, increasing rate base by 10.7% year-over-year
•2024 earnings per share guidance range increased to $5.20 to $5.30 from $5.10 to $5.20 as a result of interest income on a legacy note restructuring

CAMDEN, N.J., February 14, 2024 - American Water Works Company, Inc. (NYSE: AWK) today reported earnings of $0.88 per share for the fourth quarter 2023 compared to $0.81 per share in 2022, and full year earnings in 2023 of $4.90 per share compared to $4.51 per share in 2022.
“American Water once again successfully executed on its strategies and achieved on-plan earnings growth in 2023. We invested a record $2.7 billion in regulated operations, led by infrastructure renewal, and the completion of 23 acquisitions across eight states,” said M. Susan Hardwick, president and CEO of American Water.
“As the only pure play, large-cap water utility in the U.S., our strong fundamentals and healthy balance sheet give us great confidence in the long-term plan that we announced last November,” added Hardwick.
Long-Term Financial Targets Affirmed and 2024 EPS Guidance Increased
The company affirms its long-term financial targets announced in Nov. 2023, including its long-term EPS and dividend growth rate targets of 7-9%. The company now expects its 2024 earnings per share guidance range to be $5.20 to $5.30, up from the EPS guidance range of $5.10 to $5.20 announced in Nov. 2023, as the company will receive increased interest income resulting from the amendment to the terms of the secured seller note receivable related to the sale of the former Homeowner Services Group (“HOS”). The increased interest income is expected to approximate $0.10 per share per year through the note’s maturity date of December 9, 2026, which is unchanged from the original note term. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Cautionary Statement Concerning Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly, and current reports filed with the Securities and Exchange Commission (“SEC”). All statements related to earnings and earnings per share refer to diluted earnings and earnings per share.

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Consolidated Results
For the three and twelve months ended December 31, 2023, earnings per share were $0.88 and $4.90, respectively, compared to $0.81 and $4.51 per share in the same periods in 2022. These increases were primarily driven by the implementation of new rates in the Regulated Businesses for the return on and recovery of capital and acquisition investments, offset somewhat by increased operating costs, primarily production costs from inflationary pressures, and higher pension costs. Results for the three and twelve months ended December 31, 2023, reflect the net favorable impact of warmer, drier weather compared to normal, estimated at $0.02 and $0.13 per share, respectively, while results for the twelve months ended December 31, 2022, reflect the net favorable impact of weather compared to normal, estimated at $0.06 per share. Results for the three and twelve months ended December 31, 2023, also reflect the impact of share dilution from the equity financing of $0.06 and $0.29 per share, respectively, roughly equivalent to avoided interest expense on the year.
In 2023, the company made capital investments of $2.7 billion in infrastructure improvements and other capital investments in the Regulated Businesses and regulated acquisitions.
Regulated Businesses
In the fourth quarter of 2023, the Regulated Businesses’ net income was $188 million, compared to $173 million for the same period in 2022. For the full year 2023, the Regulated Businesses’ net income was $971 million, compared to $854 million in 2022.
Operating revenues increased $101 million and $415 million for the three and twelve months ended December 31, 2023, respectively, as compared to the same periods in 2022. The increases in operating revenues were primarily a result of authorized revenue increases resulting from completed general rate cases and infrastructure proceedings to recover incremental capital and acquisition investments.
Since January 1, 2023, the company has been authorized additional annualized revenues of approximately $273 million from general rate cases all of which was effective in 2023. Further, approximately $117 million of additional annualized revenues from infrastructure surcharges have been authorized, with $86 million effective in 2023 and $31 million effective in 2024. The company has general rate cases in progress in eight jurisdictions and filed for one infrastructure surcharge, reflecting a total annualized revenue request of approximately $670 million.
Operation and maintenance (“O&M”) expenses were higher by $44 million and $96 million for the three and twelve months ended December 31, 2023, respectively, as compared to the same periods in 2022, primarily due to increases in production costs, including from inflationary pressures, as well as an increase in maintenance activities in the fourth quarter of 2023. Pension non-service costs, included in Other Income/Expense, were also higher in the quarter and year-to-date periods. Also, depreciation expense was higher by $18 million and $60 million in these same periods due to the growing capital investment in infrastructure and from acquisitions.
Amended Legacy Note Receivable
As the company announced in a Form 8-K filing on February 5, 2024, the company’s legacy note receivable from its sale of the former HOS has been amended. The former HOS business successfully completed the extension of agreements with the New York City Water Board, which fully satisfied the buyer’s requirement to pay the company $75 million of contingent consideration. The parties have amended the secured seller note to, among other things, increase the principal amount from $720 million to $795 million, which satisfies payment of the contingent consideration. In addition, the interest rate payable in cash on the secured seller note has increased from 7.00% per year to 10.00% per year until maturity, in recognition of higher market interest rates and removal of American Water’s right to require early repayment of the note. The maturity date of the amended note of December 9, 2026, remains unchanged. The increased interest income is expected to approximate $0.10 per share per year through the note’s maturity.
Dividends
On December 6, 2023, the company’s Board of Directors declared a quarterly cash dividend payment of $0.7075 per share of common stock payable on March 1, 2024, to shareholders of record as of February 8, 2024.

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2023 Fourth Quarter and Year-End Earnings Conference Call
The conference call to discuss the fourth quarter and year-end 2023 earnings, 2024 EPS guidance, and affirmation of long-term targets will take place on Thursday, February 15, 2024, at 9 a.m. Eastern Standard Time. Interested parties may listen to an audio webcast through a link on the company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online in advance at ir.amwater.com. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, a replay of the audio webcast will be available for one year on American Water’s Investor Relations website at ir.amwater.com/events.
About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.
For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.
Throughout this press release, unless the context otherwise requires, references to the “company” and “American Water” mean American Water Works Company, Inc. and all of its subsidiaries, taken together as a whole.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2024 earnings guidance, the company’s long-term financial, growth and dividend targets, the ability to achieve the company’s strategies and goals, customer affordability and acquired customer growth, the outcome of the company’s pending acquisition activity, the amount and allocation of projected capital expenditures, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “likely,” “uncertain,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may vary materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water and energy, such as may result from conservation efforts, or otherwise; limitations on the availability of the company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; a loss of one or more large industrial or commercial customers due to adverse economic conditions, or other factors; present and future proposed changes in laws, governmental regulations and policies, including with respect to the environment (such as, for example, potential improvements to existing Federal regulations with respect to lead and copper service lines and galvanized steel pipe), health and safety, data and consumer privacy, security and protection, water quality and water quality accountability, contaminants of emerging concern (including without limitation per- and polyfluoroalkyl substances (PFAS), public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; the company’s ability to collect, distribute, use, secure and store consumer data in compliance with current or future governmental laws, regulations and policies with respect to data and consumer privacy, security and protection; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and

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regulatory proceedings, investigations or actions; the risks associated with the company’s aging infrastructure, and its ability to appropriately improve the resiliency of or maintain, update, redesign and/or replace, current or future infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means, and impacts from the required or voluntary public and other disclosures related thereto; the company’s ability to obtain permits and other approvals for projects and construction, update, redesign and/or replacement of various water and wastewater facilities; changes in the company’s capital requirements; the company’s ability to control operating expenses and to achieve operating efficiencies, and the company’s ability to create, maintain and promote initiatives and programs that support the affordability of the company’s regulated utility services; the intentional or unintentional actions of a third party, including contamination of the company’s water supplies or the water provided to its customers; the company’s ability to obtain and have delivered adequate and cost-effective supplies of pipe, equipment (including personal protective equipment), chemicals, power and other fuel, water and other raw materials, and to address or mitigate supply chain constraints that may result in delays or shortages in, as well as increased costs of, supplies, products and materials that are critical to or used in the company’s business operations; the company’s ability to successfully meet its operational growth projections, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations, the company’s Military Services Group entering into new military installation contracts, price redeterminations, and other agreements and contracts, with the U.S. government, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties following the completion of the sale of the company’s Homeowner Services Group (“HOS”), including the company’s ability to receive amounts due, payable and owing to the company under the amended seller note when due, and the ability of the company to redeploy successfully and timely the net proceeds of this transaction into the company’s Regulated Businesses; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of the company’s operations; the company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the company’s ability to maintain safe work sites; the company’s exposure to liabilities related to environmental laws and regulations, including those enacted or adopted and under consideration, and the substances related thereto, including without limitation lead and galvanized steel, PFAS and other contaminants of emerging concern, and similar matters resulting from, among other things, water and wastewater service provided to customers; the ability of energy providers, state governments and other third parties to achieve or fulfill their greenhouse gas emission reduction goals, including without limitation through stated renewable portfolio standards and carbon transition plans; changes in general economic, political, business and financial market conditions; access to sufficient debt and/or equity capital on satisfactory terms and as needed to support operations and capital expenditures; fluctuations in inflation or interest rates, and the company’s ability to address or mitigate the impacts thereof; the ability to comply with affirmative or negative covenants in the current or future indebtedness of the company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks by credit rating agencies with respect to the company or any of its subsidiaries (or any current or future indebtedness thereof), which could increase financing costs or funding requirements and affect the company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of, or assumptions and estimates related to, its benefit plan assets and liabilities, including with respect to its pension and other post-retirement benefit plans, that could increase expenses and plan funding requirements; changes in federal or state general, income and other tax laws, including (i) future significant tax legislation or regulations (including without limitation impacts related to the Corporate Alternative Minimum Tax); and (ii) the availability of, or the company’s compliance with, the terms of applicable tax credits and tax abatement programs; migration of customers into or out of the company’s service territories and changes in water and energy consumption resulting therefrom; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the company’s utility subsidiaries, including without limitation litigation and other proceedings with respect to the water system assets of the company’s California subsidiary located in Monterey, California, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges, changes in fair value and other adjustments related to the company’s goodwill or the value of its other assets; labor actions, including work stoppages and strikes; the company’s ability to retain and attract highly qualified and skilled employees and/or diverse talent; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements American Water makes speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. New factors emerge from time to time,

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and it is not possible for the company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.
AWK-IR

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations
(In millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Operating revenues	$1,032	$931	$4,234	$3,792
Operating expenses:
Operation and maintenance	472	433	1,720	1,589
Depreciation and amortization	181	164	704	649
General taxes	80	73	307	281
Other	—	—	(1)	—
Total operating expenses, net	733	670	2,730	2,519
Operating income	299	261	1,504	1,273
Other income (expense):
Interest expense	(118)	(116)	(460)	(433)
Interest income	21	13	73	52
Non-operating benefit costs, net	6	19	32	77
Gain or (loss) on sale of businesses	—	19	—	19
Other, net	10	(18)	47	20
Total other income (expense)	(81)	(83)	(308)	(265)
Income before income taxes	218	178	1,196	1,008
Provision for income taxes	47	31	252	188
Net income attributable to common shareholders	$171	$147	$944	$820

Basic earnings per share: (a)
Net income attributable to common shareholders	$0.88	$0.81	$4.90	$4.51
Diluted earnings per share: (a)
Net income attributable to common shareholders	$0.88	$0.81	$4.90	$4.51
Weighted-average common shares outstanding:
Basic	195	182	193	182
Diluted	195	182	193	182
(a)Amounts may not calculate due to rounding.

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Property, plant and equipment	$32,189	$29,736
Accumulated depreciation	(6,751)	(6,513)
Property, plant and equipment, net	25,438	23,223
Current assets:
Cash and cash equivalents	330	85
Restricted funds	34	32
Accounts receivable, net of allowance for uncollectible accounts of $51 and $60, respectively	339	334
Income tax receivable	86	114
Unbilled revenues	302	275
Materials and supplies	112	98
Other	186	312
Total current assets	1,389	1,250
Regulatory and other long-term assets:
Regulatory assets	1,106	990
Seller promissory note from the sale of the Homeowner Services Group	720	720
Operating lease right-of-use assets	86	82
Goodwill	1,143	1,143
Other	416	379
Total regulatory and other long-term assets	3,471	3,314
Total assets	$30,298	$27,787

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31, 2023	December 31, 2022
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 200,144,968 and 187,200,539 shares issued, respectively)	$2	$2
Paid-in-capital	8,550	6,824
Retained earnings	1,659	1,267
Accumulated other comprehensive loss	(26)	(23)
Treasury stock, at cost (5,414,867 and 5,342,477 shares, respectively)	(388)	(377)
Total common shareholders' equity	9,797	7,693
Long-term debt	11,715	10,926
Redeemable preferred stock at redemption value	3	3
Total long-term debt	11,718	10,929
Total capitalization	21,515	18,622
Current liabilities:
Short-term debt	179	1,175
Current portion of long-term debt	475	281
Accounts payable	294	254
Accrued liabilities	791	706
Accrued taxes	67	49
Accrued interest	93	91
Other	252	255
Total current liabilities	2,151	2,811
Regulatory and other long-term liabilities:
Advances for construction	352	316
Deferred income taxes and investment tax credits	2,717	2,437
Regulatory liabilities	1,481	1,590
Operating lease liabilities	73	70
Accrued pension expense	262	235
Other	196	202
Total regulatory and other long-term liabilities	5,081	4,850
Contributions in aid of construction	1,551	1,504
Commitments and contingencies
Total capitalization and liabilities	$30,298	$27,787

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